Exhibit 99.1

News Release: IMMEDIATE RELEASE

For further information, contact:
Suzie Singer, Corporate Communications 812.376.1917

IRWIN FINANCIAL CORPORATION ANNOUNCES ISSUANCE OF $15 MILLION OF NON-CUMULATIVE PERPETUAL PREFERRED STOCK

(Columbus, IN, December 22, 2006) Irwin Financial Corporation (NYSE: IFC) today announced that it closed a private placement of 15,000 shares of its Series A Floating Rate Non-Cumulative Perpetual Preferred Shares (the "Perpetual Preferred Shares"), which have a liquidation preference of $1,000 per Share. When declared by the Board of Directors of the Corporation, dividends on the Perpetual Preferred Shares will be paid at an annual rate per Share equal to the greater of (a) 6.5% and (b) 3.25% over 3-month LIBOR of the liquidation preference. Dividends declared will be paid quarterly with an initial rate of 8.615%. The Corporation expects to incur placement fees and other expenses of approximately $0.5 million, resulting in net proceeds of approximately $14.5 million. The Perpetual Preferred are Tier 1 eligible with a five year non-call period, and are callable at par thereafter at the discretion of the Corporation.

"With this issuance, we have taken another step in building a strong capital base for future expansion," said Greg Ehlinger, Senior Vice President and Chief Financial Officer. "In the past ninety days we have announced four new bank branch openings in substantial markets. While our capital ratios are currently above our internal policy targets, this relatively low-cost, permanent, Tier 1 capital is an important component of our long-term target capital structure," Ehlinger continued.

The Perpetual Preferred Shares have not been registered under the Securities Act and may not be offered or sold in the United States absent registration or an exemption from the registration requirements. This notice does not constitute an offer to sell or the solicitation of an offer to buy the securities.

About Irwin Financial

Irwin® Financial Corporation (http://www.irwinfinancial.com) is a bank holding company with a history tracing to 1871. The Corporation, through its principal lines of business provides a broad range of financial services to consumers and small businesses in selected markets in the United States and Canada.

About Forward Looking Statements

Statements in this press release about the payment of dividends on the Perpetual Preferred Shares and the eligibility of Perpetual Preferred Shares as Tier 1 capital may include or be deemed to include or imply forward-looking statements that involve inherent risks and uncertainties that are difficult to predict and are not guarantees of future performance. Actual future results may differ materially from what is projected. The terms of the Perpetual Preferred Shares allow the Corporation to refrain from paying dividends and, after five years, to redeem the stock. The payment of dividends on the Perpetual Preferred Shares may be precluded due to, among other factors, a lack of available funds, deferral or default on one of our trust preferred securities, or events of default in connection with other borrowings and credit facilities. A decision to redeem the Perpetual Preferred Shares might be affected by the availability and relative cost of other funding sources. Further, decisions about payment of dividends or redemption could be affected by legislative or regulatory changes, including changes in tax laws or regulations, changes in the interpretation of regulatory capital rules, changes in applicable accounting policies or principles, or governmental changes in monetary or fiscal policies. We undertake no obligation to update publicly any of these statements in light of future events, except as required in subsequent reports we file with the Securities and Exchange Commission.